As filed with the Securities and Exchange Commission on November 5, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Provention Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-5245912
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

55 Broad Street

Red Bank, New Jersey 07701

(Address of Principal Executive Offices) (Zip Code)

Provention Bio, Inc. 2020 Inducement Plan

(Full title of the plan)

Ashleigh Palmer

Chief Executive Officer

Provention Bio, Inc.

55 Broad Street

Red Bank, New Jersey 07701

(908) 336-0360

(Name, address and telephone number, including area code, of agent for service)

with copies to:

Christopher Comeau

Thomas Danielski

Ropes & Gray LLP

800 Boylston Street

Boston, Massachusetts 02199

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [X]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $0.0001 par value	2,000,000	(3)	$11.78	$23,560,000	$2,570.40

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes any additional shares of the registrant’s common stock that may be issued pursuant to anti-dilution provisions contained in the Provention Bio, Inc. 2020 Inducement Plan (the “Inducement Plan”).

(2)	Pursuant to Rules 457(c) and 457(h) under the Securities Act, the registration fee was computed on the basis of the average of the high and low prices of the registrant’s common stock on The Nasdaq Global Select Market on October 30, 2020.

(3)	Represents shares of the registrant’s common stock reserved for future issuance under the Inducement Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the Provention Bio, Inc. 2020 Inducement Plan, as required by Rule 428(b) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the SEC are incorporated herein by reference, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed:

a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on March 12, 2020, as amended by Amendment No. 1 to the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2019, as filed with the SEC on April 8, 2020, as further amended by Amendment No. 2 to the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2019, as filed with the SEC on August 6, 2020.

b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, as filed with the SEC on May 7, 2020, as amended by Amendment No. 1 to the Registrant’s Quarterly Report on form 10-Q/A for the quarterly period ended March 31, 2020, as filed with the SEC on August 6, 2020.

c)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, as filed with the SEC on August 6, 2020.

d)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, as filed with the SEC on November 5, 2020.

e)	The Registrant’s Current Reports on Form 8-K, as filed with the SEC on January 8, 2020, May 20, 2020, June 11, 2020, June 15, 2020, June 18, 2020, June 30, 2020, July 16, 2020, August 11, 2020 and October 30, 2020.

f)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38552), as filed with the SEC on June 22, 2018, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Notwithstanding the foregoing, information “furnished” under Items 2.02, 7.01 or 9.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or any related prospectus.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant’s Second Amended and Restated Certificate of Incorporation contains a provision that eliminates, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director or otherwise. The Registrant’s Amended and Restated Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify any person made a party to an action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into and intends to continue to enter into indemnification agreements with its directors and officers, in addition to the indemnification provided for in the Registrant’s Amended and Restated Bylaws.

The Registrant maintains insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 8. Exhibits

Exhibit Number	Description
4.1	Second Amended and Restated Certificate of Incorporation of Provention Bio, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the SEC on July 19, 2018)

4.2	Amended and Restated Bylaws of Provention Bio, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the SEC on May 20, 2020)

4.3	Provention Bio, Inc. 2020 Inducement Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 8-K filed with the SEC on October 30, 2020)

5.1	Opinion of Ropes & Gray LLP

23.1	Consent of EisnerAmper LLP

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement under the caption “Power of Attorney”)

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Red Bank, State of New Jersey, on November 5, 2020.

Provention Bio, Inc.

By:	/s/ Ashleigh Palmer
Ashleigh Palmer
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ashleigh Palmer, Andrew Drechsler and Heidy King-Jones, and each of them acting individually, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ashleigh Palmer	Chief Executive Officer and Director (Principal Executive Officer)	November 5, 2020
Ashleigh Palmer

/s/ Andrew Drechsler	Chief Financial Officer (Principal Financial and Accounting Officer)	November 5, 2020
Andrew Drechsler

/s/ Jeffrey Bluestone, PhD	Director	November 5, 2020
Jeffrey Bluestone, PhD

/s/ Avery Catlin	Director	November 5, 2020
Avery Catlin

/s/ Sean Doherty	Director	November 5, 2020
Sean Doherty

/s/ John Jenkins, MD	Director	November 5, 2020
John Jenkins, MD

/s/ Wayne Pisano	Director	November 5, 2020
Wayne Pisano

/s/ Nancy Wysenski	Director	November 5, 2020
Nancy Wysenski